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April 23, 1999


Mr. Blair Mullin
Chairman and President
Morrow Snowboards, Inc.
P.O. Box 12606
Salem, OR 97309

RE:  Financing Proposal for Morrow Snowboards, Inc. (the "Company")

Gentlemen:

     This letter is intended as a memorandum of our understanding
("Memorandum") and is a legal and binding agreement.

     1. Capitol Bay Management, Inc. ("CBM") will secure an agreement from the creditors represented by Greene & Markley P.C. to dismiss the petition filed in the Bankruptcy Court by April 28, 1999; unless extended by the aforementioned creditors and the Company. In addition, such agreement will be submitted to the Bankruptcy Court, as soon as possible, for the approval of and submission to creditors for approval. If either such agreement or such approval is not obtained, this Memorandum shall terminate (unless extended by the parties) and be of no further force and effect. CBM has been advised by bankruptcy counsel that an approximate date for approval by the Bankruptcy Court is June 1, 1999.

          Such creditor agreement (as to its terms, including number and composition of creditors and funding of payments) and the approval (as to number and composition of creditors approving) by creditors of the creditor agreement must be satisfactory to the Company. If not satisfactory, this Memorandum shall terminate and be of no further force or effect.

          The Company shall authorize a committee consisting of two directors (the "Transaction Committee") to make all decisions contemplated herein.

     2. CBM will negotiate with and attempt to secure agreement of Foothill Capital to sell to CBM its secured position as lender to the Company. CBM will use reasonable efforts to secure such agreement and close such purchase by April 30, 1999 or as soon thereafter as practical. If CBM does not make reasonable efforts to do so, the Company may elect to terminate this

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          Memorandum.  It is the intention of CBM upon purchase of the secured position to release and make available such current assets as it deems appropriate to the Company as working capital under that credit line ("Credit Line"). Any proposed modifications to the Credit Line must be acceptable to the Company.

     3. It is the intention of CBM to secure and fund a loan in the principal amount of $1,000,000 to be secured by the Company's real estate, with the net proceeds to be available as working capital ("Real Estate Loan"). CBM will use reasonable efforts to fund such loan by April 30, 1999; provided that if CBM does not fund the Real Estate Loan by such date, the Company will be allowed to secure additional financing, and CBM will cooperate with such efforts, including allowing a lien to be placed on the Companys real property including, if requested, placing such loan through the CBM (formerly Foothill) loan facility. The board of directors of the Company will execute all necessary approvals for the Real Estate Loan on behalf of the Company as requested by CBM, provided that such loan and loan documentation are on terms which are reasonable, customary and acceptable to the Company, and provided further that no individual director shall become personally liable for such encumbrance.

     4. CBM shall perform such due diligence procedures as it deems necessary through the closing of the transaction, all expenses of which shall be borne by the Company, including all legal, accounting and other related expenses. Such due diligence expenses shall be reasonable in amount. CBM's initial due diligence will be completed by April 28, 1999 with CBM updating such due diligence weekly. CBM shall promptly notify the Company of any adverse determination by CBM regarding proceeding under this Memorandum; in which event this Memorandum shall terminate and be of no further force and effect, except for the Company's obligations to pay due diligence costs hereunder. Satisfactory completion of such procedures is a condition precedent to CBM's obligation hereunder.

     5. Upon dismissal of the involuntary bankruptcy petition pursuant to the action in Section 1 (the "Dismissal") and for a period of 12 months thereafter, CBM may elect to convert $500,000 of its secured loan into 2,000,000 shares of new issue common stock of the Company (as presently constituted). Such conversion rights shall be contingent upon CBM performing the agreements described hereunder and documented by a contract with customary terms and conditions. From the date hereof until closing or, if earlier, the termination of this Memorandum, the Company agrees not to issue or agree to issue any of its securities without prior written consent of CBM.

     6. No press release of this transaction shall take place without prior written approval of CBM and the Company, provided the Company will release such information, as it deems appropriate, after notice to CBM, to the public to meet its SEC disclosure obligations, corporate, bankruptcy, litigation or other disclosure obligations, or, if the Company determines such information is being

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          disseminated (i.e., via the creditors) to the public. Except as otherwise contemplated herein, both parties shall treat this Memorandum as confidential until all transactions described herein are finalized.

     7. Until entry of the Dismissal, the Company shall not file a petition under the bankruptcy laws; provided, however, such requirement shall not apply if any of the actions contemplated in item 1 are not achieved.

     8. CBM shall cause the Company to maintain its directors and officers liability insurance to remain in full force with no lapse in coverage, and including coverage for current officers and directors and, if necessary, advance funds for such purposes. The Company will enter into an agreement with departing directors to maintain such coverage.

     9. The effectiveness of this Memorandum is subject to approval by the Transaction Committee by April 26, 1999 of this Memorandum and a Cash Management Plan approving release of funds under the Credit Line, terms of proposed real estate financing and other cash needed based on information from CBM regarding the modified terms of such Credit Line and funds availability, the expected terms of the Real Estate Loan and any other projected cash needs not currently funded.

    10. This Memorandum shall be subject to approval by the Company's board of directors. Execution hereof by the President of the Company shall constitute a binding obligation of the Company subject to such approval, which shall be effective not later than Monday, April 26, 1999 at 5:00 p.m. PST.

CAPITOL BAY MANAGEMENT, INC.            MORROW SNOWBOARDS, INC.


By:   /s/ STEPHEN C. KIRCHER            By:  /s/ BLAIR MULLIN

Name: Stephen C. Kircher                By:  Blair Mullin

Its:  President                         Its: President